UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2018

VERISIGN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

12061 Bluemont Way, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)
(703) 948-3200
(Registrant’s Telephone Number, Including Area Code)
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.	Results of Operations and Financial Condition.
On February 8, 2018, VeriSign, Inc. announced its financial results for the fiscal quarter and year ended December 31, 2017, and certain other information, including information on the third quarter of 2017 domain name renewal rate. A copy of this press release is attached hereto as Exhibit 99.1.
We are required to disclose annually the following non-guarantor subsidiary financial information pursuant to section 4.2(d) of the indentures governing each of our senior notes:
As of December 31, 2017, our non-guarantor subsidiaries collectively had (1) liabilities (excluding intercompany liabilities) of $400.7 million (9.5% of our consolidated total liabilities), of which $336.2 million were deferred revenues, (2) assets (excluding intercompany assets) of $1,718.9 million (58.4% of our consolidated total assets), of which $1,687.9 million were cash, cash equivalents and marketable securities primarily held by foreign subsidiaries and (3) assets (excluding cash, cash equivalents and marketable securities, and intercompany assets) of $30.9 million (5.9% of our consolidated total assets, excluding cash, cash equivalents and marketable securities).
For the twelve months ended December 31, 2017, our non-guarantor subsidiaries collectively had Adjusted EBITDA of $285.4 million (34.4% of our consolidated Adjusted EBITDA), which includes intercompany transactions with the Company. Such intercompany transactions represent the majority of our non-guarantor subsidiaries’ aggregate expenses. Intercompany transactions and allocations of revenues and costs between the parent and the non-guarantor subsidiaries can vary significantly. Therefore, we believe that period-to-period comparisons of Adjusted EBITDA of our non-guarantor subsidiaries may not necessarily be meaningful.
Adjusted EBITDA is a non-GAAP financial measure and is required to be disclosed by and calculated in accordance with the terms of the indentures governing each of our senior notes. Adjusted EBITDA refers to net income before interest, taxes, depreciation and amortization, stock-based compensation, unrealized gain/loss on the contingent interest derivative on the subordinated convertible debentures, unrealized gain/loss on hedging agreements and realized gain on the sale of a business. The presentation of this additional information is not meant to be considered in isolation nor as a substitute for results prepared in accordance with GAAP. In the press release attached hereto as Exhibit 99.1, we have provided a reconciliation of consolidated Adjusted EBITDA to consolidated net income, the most directly comparable GAAP measure.
The information in this Item 2.02 of Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.
Effective February 8, 2018, the board of directors of the Company authorized the repurchase of approximately $585.8 million of our common stock, in addition to the approximately $414.2 million of our common stock remaining available for repurchase under the previous share buyback program, for a total repurchase of up to $1.0 billion of our common stock at a price per share and upon such terms and conditions as the Company’s Chief Executive Officer shall determine are reasonable, appropriate and in the best interests of the Company. The share buyback program has no expiration date. Purchases made under the share buyback program can be effected through open market transactions, block purchases, accelerated share repurchase agreements or other negotiated transactions.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Text of press release of VeriSign, Inc. issued on February 8, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: February 8, 2018	By:	/s/ Thomas C. Indelicarto
Thomas C. Indelicarto
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
Exhibit 99.1	Text of press release of VeriSign, Inc. issued on February 8, 2018.